Exhibit 99.1

ASCENT CAPITAL GROUP

ANNOUNCES FURTHER EXTENSION OF EXPIRATION TIME OF

CASH TENDER OFFER FOR ANY AND ALL

OUTSTANDING 4.00% CONVERTIBLE SENIOR NOTES DUE 2020

Englewood, CO, — (GLOBE NEWSWIRE) March 18, 2019 — Ascent Capital Group, Inc. (NASDAQ: ASCMA) (“Ascent”) announced today that it is further extending the expiration time of its previously announced cash tender offer (the “Offer”) to purchase any and all of its outstanding 4.00% Convertible Senior Notes due 2020 (the “Notes”), made pursuant to the terms and conditions as set forth in the offer to purchase (the “Offer to Purchase”) and the related notice of guaranteed delivery (the “Notice of Guaranteed Delivery”), each dated February 19, 2019.  The expiration time applicable to the Offer has been further extended from 5:00 p.m., New York City Time, on March 18, 2019 to 5:00 p.m., New York City Time, on March 25, 2019, unless further extended or earlier terminated as described in the Offer to Purchase (such time and date, as the same may be further extended or earlier terminated, the “Expiration Time”).

Holders of Notes who validly tender (and do not validly withdraw) their Notes prior to the Expiration Time, or who comply with the procedures for guaranteed late delivery in accordance with the instructions described in the Offer to Purchase and the Notice of Guaranteed Delivery, will be eligible to receive, in cash, the purchase price of $710.32 for each $1,000 principal amount of Notes that are accepted for payment pursuant to the Offer, plus accrued and unpaid interest thereon from the last interest payment date up to, but not including, the initial settlement date, which is expected to be March 26, 2019 (the “Settlement Date”).  The payment date for any Notes tendered pursuant to a Notice of Guaranteed Delivery would be on March 28, 2019, but payment of accrued and unpaid interest on such Notes will only be made to, but not including, the Settlement Date.

Tendered Notes may be validly withdrawn at any time (i) prior to the Expiration Time and (ii) after the 60th business day after the commencement of the Offer if for any reason the Offer has not been consummated within 60 business days after commencement.

The Offer to Purchase and the Notice of Guaranteed Delivery set forth the complete terms and conditions of the Offer. Except as described in this news release, the terms and conditions of the Offer remain the same as set forth in the Offer to Purchase and the Notice of Guaranteed Delivery.

The Offer is subject to the satisfaction of the conditions to the Offer set forth in the Offer to Purchase. The Offer is not conditioned upon any minimum amount of Notes being tendered.  Ascent reserves the right to amend or waive any of these conditions, in whole or in part, at any time or from time to time before the Settlement Date, in its sole discretion. Ascent reserves the right to extend, terminate or withdraw the Offer or amend, modify or waive at any time, or from time to time, the terms of the Offer, subject to applicable law.  There is no assurance that the Offer will be subscribed for in any amount.

Ascent has retained D.F. King & Co., Inc. to serve as the tender agent and information agent for the Offer.

D.F. King & Co., Inc. has advised Ascent that, as of 5:00 p.m., New York City Time on March 18, 2019, holders of an aggregate of $287,000 in principal amount of the Notes, representing approximately 1.36% of the aggregate outstanding principal amount of the Notes, have validly tendered and not validly withdrawn their Notes in the Offer.

Requests for copies of the Offer to Purchase and the Notice of Guaranteed Delivery should be directed to D.F. King & Co., Inc. by calling (800) 820-2416 or, for banks and brokers, (212) 269-5550, or emailing ascent@dfking.com. Copies of the Offer to Purchase and Notice of Guaranteed Delivery are also available at the following web address: http://www.dfking.com/ascent

Neither Ascent, the tender agent, the information agent, the trustee for the Notes nor the affiliates of any of them makes any recommendation to any holder whether to tender or refrain from tendering any or all of such holder’s Notes, and none of them have authorized any person to make any such recommendation. Each holder is urged to evaluate carefully all information in the Offer to Purchase and the Notice of Guaranteed Delivery and consult its own investment and tax advisors. Each holder must make its own decision as to whether to tender its Notes, and, if so, the principal amount of the Notes as to which action is to be taken.

This press release shall not constitute an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities, nor shall there be any offer, solicitation or sale of the Notes or any other securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the Offer and other matters that are not historical facts. Words such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “projects,” “plans,” “seeks,” “may,” “will,” “should” and similar expressions or, in each case, their negative or other variations or comparable terminology may identify forward-looking statements. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the ability of Ascent to satisfy the conditions to the settlement of the Offer, general market and economic conditions, changes in law and government regulations and other matters affecting the business of Ascent. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent’s business which may affect the statements made in this press release.

About Ascent and Brinks Home Security

Ascent Capital Group, Inc. (Nasdaq: ASCMA) is a holding company whose primary subsidiary operates as Brinks Home Security™, one of the largest home security and alarm monitoring companies in the U.S. Headquartered in the Dallas / Fort Worth area, Brinks Home Security secures over 900 thousand residential and commercial customers through highly responsive, simple security solutions backed by expertly trained professionals. The Company has the nation’s largest network of independent authorized dealers — providing products and support to customers in the U.S., Canada and Puerto Rico — as well as direct-to-consumer sales of DIY and professionally installed products. For more information on Ascent, see http://ir.ascentcapitalgroupinc.com.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com